BGSF, Inc. Acquires Momentum Solutionz, a Nationally Recognized Provider of Information Technology Consulting and Managed Services
Broadens Professional Services Offering and Elevates High-Level Consultant Sourcing

PLANO, Texas – (February 9, 2021) – BGSF, Inc. (NYSE: BGSF), a growing national provider of workforce solutions, today announced it completed the acquisition of substantially all of the assets of Momentum Solutionz, LLC. The purchase price consists of $3.78 million paid at closing and up to $2.22 million in earnout based on achieving certain agreed upon performance targets in the first two years after closing, subject to customary purchase price adjustments. Momentum Solutionz reported unaudited revenues of approximately $3 million in fiscal year 2020.

Momentum Solutionz is the 12th acquisition made by BGSF since 2009 as part of its growth strategy to enhance and expand its portfolio of service offerings and capabilities. The acquisition of this leading consulting and managed IT solutions provider not only broadens BGSF’s IT solutions offerings across its installed client partner base but also creates a niche growth opportunity for high-level consultant placements.

Momentum Solutionz delivers successful IT solutions to clients by providing innovative and flexible approaches that yield top-level performance and unrealized value. The company leverages an industry leading ticketing system in order to increase the efficiency, speed, routing and resolution of tasks and projects. Momentum is a recognized innovator that provides tailored IT solutions to meet the needs of complex business processes, including:

a.Cloud Services
b.Enterprise Professional Services
c.Enterprise Resource Planning
d.Enterprise Performance Management
e.Solution Center

Beth A. Garvey, President and CEO of BGSF, said, “We are excited to welcome the Momentum Solutionz group and service suite as part of our team. We have partnered with their leadership and integrated teams for many years selling solutions through EdgeRock Technology Partners. They focus on a very high-end market, and the ability to use their tool across all of our technologies is a huge opportunity with a higher margin profile for us. Additionally, like EdgeRock, Momentum Solutionz brings multi-year customer contracts with a recurring revenue model.”

Jeff Servidio and Lorne Kaufman, Managing Partners of Momentum Solutionz, added, “We are humbled and thrilled to become part of the BGSF family. We believe the synergies and momentum we have created with EdgeRock over the last few years will continue into the future as we are able to expand our managed services and project-based services to the BGSF family. These services will allow BGSF to grow their diversification of services while complementing the company’s strengths. We believe we are well positioned with the reputation and vision of BGSF, coupled with our process and experience, to create growth opportunities both in the short term, and for years to come.”

About Momentum Solutionz
Momentum Solutionz is a provider of IT consulting and managed services for organizations utilizing ERP systems. The company’s IT consulting services include strategic planning, software selection, road mapping, cloud migration and implementation of ERP systems. The company’s IT managed services include optimization and maintenance of ERP systems. The company provides services to clients throughout the United States in a variety of industries, including but not limited to hospitals, retail, universities and mid-size businesses.

About BGSF
Headquartered in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, Real Estate (apartment communities and commercial buildings), and Light Industrial. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 70th largest U.S. staffing company and the 50th largest IT staffing firm in the 2020 updates. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance and the expectations and objectives of our board or management. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “allows,” “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Hala Elsherbini or Steven Hooser
Three Part Advisors
ir@bgsf.com 214.442.0016